Exhibit 5.1

Opinion of YoungWilliams P.A.

October 5, 2012

Cal-Maine Foods, Inc.

3320 Woodrow Wilson

Jackson, MS 39209

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Cal-Maine Foods, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to an aggregate 500,000 shares of the Company’s Common Stock, par value $0.01 per share (the “2012 Plan Shares”) pursuant to the Company’s 2012 Omnibus Long-Term Incentive Plan (the “2012 Plan”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectus, (b) the 2012 Plan, (c) the Company’s Amended and Restated Certificate of Incorporation filed October 3, 1996, and all amendments thereto, (d) the Company’s Amended and Restated Bylaws, and all amendments thereto, and (e) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the 2012 Plan Shares, when sold, paid for and issued in accordance with the 2012 Plan and the Registration Statement (upon proper filing thereof with the Commission) and related prospectus, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Yours sincerely,

YoungWilliams P.A.

By:         /s/ James H. Neeld, IV

James H. Neeld, IV

YoungWilliams P.A.

Attorneys at Law

210 East Capitol Street

Suite 2000

Jackson, Mississippi 39201

Post Office Box 23059

Jackson, Mississippi 39225-3059

Telephone 601.948.6100

Fax 601.355.6136

www.youngwilliams.com